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Exhibit 99.2
                                                                    News Release






CONTACT:

Martha A. Buckley                                    JoAnn P. Huston
Director, Corporate Communications                   Manager, Investor Relations
610-722-3511                                         610-722-3513





                UNISOURCE ANNOUNCES PLAN TO STREAMLINE COMPANY


     Berwyn, Pennsylvania (January 21, 1998) -- Unisource Worldwide, Inc. (NYSE:
UWW) announced today that it will take a number of significant steps to streamline the company's organization, accelerate profitable growth and improve its return to shareholders. The steps outlined include moving from a regional to a functionally-aligned organizational structure, closing or consolidating underperforming and overlapping locations, and implementing more consistent business practices across the company. As many as 50 locations and approximately 800 employees will be impacted by these moves. The company expects to take a pre-tax charge in the range of $55 million to $70 million in the second fiscal quarter, which ends March 31, 1998, to reflect the costs of the realignment.

     Ray B. Mundt, chairman and chief executive officer of Unisource, stated:
"Our results during our first year as a public company did not meet our expectations. In fact, they have been a significant disappointment. As a result, we have reviewed our entire U.S. organization to determine what steps need to be taken to position this company for consistent and dependable growth in revenues, earnings and shareholder value for the future."

                                     -more-
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     Unisource became a separate publicly traded company following a spin-off from Alco Standard Corporation in December 1996. The company's US operations are currently organized into 143 operating divisions and 426 locations, which report through five regional headquarters.

     "Too much of our capital is invested in assets which are not producing adequate returns for our shareholders," Mundt said. "Additionally, our current organizational structure and diverse business processes are too costly, and inhibit both efficient operation and effective communication."

     Charles F. White, president and chief operating officer of Unisource, added, "Customers today demand responsive, cost-effective solutions. Streamlining our company and moving to more consistent business processes will accelerate our ability to initiate change and leverage our size and scale, while delivering value to our customers and shareholders." The company will complete its plans and begin implementation by the end of March, 1998.

     As part of its first quarter earnings release today, the company also announced that it will not proceed with implementation of its SAP-based information system, and will focus instead on consolidating its existing information systems and bringing them into 2000 compliance. To reflect the write-off of the deferred asset and related costs, Unisource took a first-quarter pre-tax charge of $168 million, which is primarily non-cash.

     "Our management team is committed to grow this company and to provide an appropriate return on our investment, " Mundt stated. "Clearly, with all the change and realignment announced today, 1998 is a transitional year for Unisource. We'll begin to realize the full benefits of these changes in fiscal 1999. Our earnings in 1998, excluding special charges, will be sufficient to comfortably cover our dividend, and we are committed to our $.20 per share quarterly dividend to shareholders," Mundt concluded.

                                    -more-

     Unisource Worldwide, Inc. (http://www.unisourcelink.com), headquartered in Berwyn, Pennsylvania, is the largest marketer and distributor of paper products and supply systems in North America. The company's revenues for fiscal 1997 were more than $7 billion.
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     This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control which may cause the actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements.


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